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                                                                   Exhibit 10.20

                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT, effective as of June 1, 2003 (the "Effective Date"), is made by and between Coach, Inc., a Maryland corporation (the "Company") and Lew Frankfort (the "Executive").

                                    RECITALS:

                  A. It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive as its Chairman and Chief Executive Officer.

                  B. The Executive desires to commit himself to serve the Company on the terms herein provided.

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

                  1.       Certain Definitions

                           (a) "Affiliate" shall mean with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person. For purposes of this Section 1(a), "control" shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

                           (b) "Annual Base Salary" shall have the meaning set forth in Section 5(a).

                           (c) "Board" shall mean the Board of Directors of the Company.


                           (d)      "Bonus" shall have the meaning set forth in
         Section 5(b).


                           (e) The Company shall have "Cause" to terminate the Executive's employment upon (i) the Executive's failure to attempt in good faith to substantially perform the duties as Chairman and Chief Executive Officer (other than any such failure resulting from the Executive's physical or mental incapacity) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) the Executive's failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (iii) the Executive's commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, or imposition of unadjudicated probation for any felony (or any other crime involving fraud, embezzlement, material misconduct or misappropriation having a material adverse impact on the Company); (iv) the Executive's unlawful use (including being under the influence) or possession of illegal drugs on the Company's premises or while performing the Executive's duties and responsibilities; or (v) the Executive's willful commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, or breach of

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         fiduciary duty against the Company (or any predecessor thereto or successor thereof) having a material adverse impact on the Company.

                           (f)      "Change in Control" shall occur when:

                                    (i)      A Person (which term, when used in
                  this Section 1(f), shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Stock of the Company) is or becomes, without the prior consent of a majority of the Continuing Directors, the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock representing, without the prior written consent of a majority of the Continuing Directors twenty percent (20%) (or, even with such prior consent, thirty-five percent (35%)) or more of the combined voting power of the Company's then outstanding securities; or

                                    (ii)     The Company consummates a
                  reorganization, merger or consolidation of the Company (which prior to the date of such consummation has been approved by the Company's stockholders) or the Company sells, or otherwise disposes of, all or substantially all of the Company's property and assets (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the Voting Stock of the Company outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction), or the Company's stockholders approve a liquidation or dissolution of the Company; or

                                    (iii)    The individuals who are Continuing
                  Directors of the Company (as defined below) cease for any reason to constitute at least a majority of the Board.

                           (g) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                           (h) "Committee" shall mean the Human Resources and Corporate Governance Committee of the Board.

                           (i) "Common Stock" shall mean the $.01 par value common stock of the Company.


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                           (j)      "Company" shall, except as otherwise
         provided in Section 9, have the meaning set forth in the preamble hereto.

                           (k) "Competitive Business" shall mean any entity that, as of the date of the Executive's termination of employment, the Committee has designated in its sole discretion as an entity that competes with any of the businesses of the Company; provided, that (i) not more than 20 entities (which term "entities" shall include any subsidiaries, parent entities and other Affiliates thereof) shall be designated as Competitive Businesses at one time and (ii) such entities are the same 20 entities used for any list of competitive entities for any other arrangement with an executive of the Company; and, provided further, that the Committee may change its designation of Competitive Businesses at any time that is not less than 90 days prior to the Executive's termination of employment upon written notice thereof to the Executive (and any such change within the 90 day period immediately preceding the Executive's termination of employment shall not be effective). The list of Competitive Businesses in effect as of the Effective Date (which the parties acknowledge and agree may be changed by the Committee in accordance with the terms of the immediately preceding sentence) shall be communicated by the Company to the Executive as soon as reasonably practicable following the Effective Date.

                           (l) "Continuing Director" means (i) any member of the Board (other than an employee of the Company) as of the Effective Date or (ii) any person who subsequently becomes a member of the Board (other than an employee of the Company) whose election or nomination for election to the Board is recommended by a majority of the Continuing Directors.

                           (m) "Contract Year" shall mean (i) the period beginning on June 1, 2003 and ending on June 30, 2004 and (ii) each twelve-month period beginning on July 1, 2004 or any anniversary thereof.

                           (n) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death and (ii) if the Executive's employment is terminated pursuant to
         Section 6(a)(ii) - (vi), the date specified in the Notice of Termination (or if no such date is specified, the last day of the Executive's active employment with the Company).

                           (o) "Disability" shall mean any mental or physical illness, condition, disability or incapacity which:


                                    (i)      Prevents the Executive from
                  discharging substantially all of his essential job responsibilities and employment duties;

                                    (ii)     Shall be attested to in writing by
                  a physician or a group of physicians selected by the Executive and acceptable to the Company; and

                                    (iii)    Has prevented the Executive from so
                  discharging his duties for any 180 days in any 365 day period.

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         A Disability shall be deemed to have occurred on the 180th day in any such 365 day period.

                           (p) "Executive" shall have the meaning set forth in the preamble hereto.


                           (q) "Extension Term" shall have the meaning set forth in Section 2.


                           (r) "Financial Gain" with respect to any specified period of time shall mean the sum of all (i) Retention Option Gains realized by the Executive during such period and (ii) Retention RSU Gains realized by the Executive during such period.

                           (s) The Executive shall have "Good Reason" to resign his employment upon the occurrence of any of the following: (i) failure of the Company to continue the Executive in the position of Chairman and Chief Executive Officer; (ii) a material diminution in the nature or scope of the Executive's responsibilities, duties or authority(including, without limitation, the Executive's failure to continue to serve as member of the Board); (iii) relocation of the Company's executive offices more than 50 miles outside of New York, New York or relocation of Executive away from the executive offices; (iv) failure of the Company to timely make any material payment or provide any material benefit under this Agreement, or the Company's material reduction of any compensation, equity or benefits that the Executive is eligible to receive under this Agreement; or (v) the Company's material breach of this Agreement; provided, however, that notwithstanding the foregoing the Executive may not resign his employment for Good Reason unless: (x) the Executive provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 60th day following the occurrence of the event constituting Good Reason) and (y) the Company does not remedy the alleged violation(s) within such 30-day period; and, provided, further, that Executive may resign his employment for Good Reason if in connection with any Change in Control the surviving entity does not assume this Agreement (or, with the written consent of the Executive, substitute a substantially identical agreement) with respect to the Executive in writing delivered to the Executive prior to, or as soon as reasonably practicable following, the occurrence of such Change in Control.

                           (t) "Initial Term" shall have the meaning set forth in Section 2.


                           (u) "Intellectual Property" shall have the meaning set forth in Section 9(f).


                           (v) "Maximum Bonus" shall have the meaning set forth in Section 5(b).


                           (w) "Notice of Termination" shall have the meaning set forth in Section 6(b).

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                           (x)      "Option" shall mean an option to purchase
         Common Stock pursuant to the Stock Incentive Plan (or any other equity based compensation plan or agreement that may be adopted or entered into by the Company from time to time).

                           (y)      "Person" shall mean an individual,
         partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

                           (z) "Pro-Rata Bonus" shall have the meaning set forth in Section 7(d).


                           (aa) "Release" shall have the meaning set forth in Section 7(b).


                           (bb) "Retention Option Gain" with respect to any specified period of time shall mean the product of (i) the number of shares of Common Stock purchased upon the exercise of any Retention Options during such period and (ii) the excess of (A) the fair market value per share of Common Stock as of the date of such exercise over
         (B) the exercise price per share of Common Stock subject to such Retention Options.

                           (cc) "Retention Options" shall have the meaning set forth in Section 5(c).


                           (dd) "Retention RSU Gain" with respect to any specified period of time shall mean the product of (i) the number of shares of Common Stock subject to Retention RSUs that first become vested during such period and (ii) the fair market value per share of Common Stock as of the date such Retention RSUs first become vested.

                           (ee) "Retention RSUs" shall have the meaning set forth in Section 5(d).

                           (ff) "Stock Incentive Plan" shall mean the Company's 2000 Stock Incentive Plan, as amended from time to time.


                           (gg) "Target Bonus" shall have the meaning set forth in Section 5(b).


                           (hh)     "Term" shall have the meaning set forth in
         Section 2.


                           (ii) "Voting Stock" means all capital stock of the Company which by its terms may be voted on all matters submitted to stockholders of the Company generally.

                  2. Employment. The Company shall employ the Executive and the Executive shall continue in the employ of the Company, for the period set forth in this Section 2, in the positions set forth in the first sentence of
Section 3 and upon the other terms and conditions herein provided. The initial term of employment under this Agreement (the "Initial Term") shall be for the period beginning on the Effective Date and ending on July 1, 2008, unless earlier terminated as provided in Section 6. The Initial Term shall automatically be extended for successive one-year periods (each, an "Extension Term") unless either party hereto gives written notice of non-extension to the other no later than 180 days prior to the scheduled

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expiration of the Initial Term or the then applicable Extension Term (the
Initial Term and any Extension Term shall be collectively referred to hereunder as the "Term").

                  3. Position and Duties. The Executive shall serve as Chairman and Chief Executive Officer of the Company, reporting to the Board, with such responsibilities, duties and authority as are customary for such role. The Executive shall also be nominated for a seat on the Board. The Executive shall devote all necessary business time and attention, and employ his reasonable best efforts, toward the fulfillment and execution of all assigned duties, and the satisfaction of defined annual and/or longer-term performance criteria. Notwithstanding the foregoing, the Executive may manage his personal investments, be involved in charitable and professional activities (including serving on charitable and professional boards), and, with the consent of the Board, serve on for profit boards of directors and advisory committees so long as such service does not materially interfere with Executive's obligations hereunder or violate Section 9 hereof.

                  4. Place of Performance. In connection with his employment during the Term, the Executive shall be based at the Company's offices in New York, New York, except for necessary travel on the Company's business.

                  5.       Compensation and Related Matters

                           (a) Annual Base Salary. At the commencement of the Term, the Executive shall receive a base salary at a rate of $811,000 per annum (the "Annual Base Salary"), paid in accordance with the Company's general payroll practices for executives, but no less frequently than monthly. No less frequently than annually during the Term, the Board and the Committee shall review the rate of Annual Base Salary payable to the Executive, and may, in their discretion, increase the rate of Annual Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of "Annual Base Salary" hereunder.

                           (b) Bonus. Except as otherwise provided for herein, with respect to each Contract Year on which the Executive is employed hereunder on the last day, the Executive shall be eligible to receive a bonus (the "Bonus"), as determined pursuant to the Coach, Inc. Performance-Based Annual Incentive Plan or another "qualified performance-based compensation" bonus plan that has been approved by the stockholders of the Company in accordance with the provisions for such approval under Code Section 162(m) and the regulations promulgated thereunder (collectively, the "Bonus Plan"), and on the basis of the Executive's or the Company's attainment of objective financial or other operating criteria established by the Committee in its sole discretion and in accordance with Code Section 162(m) and the regulations promulgated thereunder. With respect to each Contract Year (i) the Executive shall be eligible to receive a maximum Bonus (the "Maximum Bonus") in an amount equal to at least 150% of his Annual Base Salary and (ii) the Executive's target-level Bonus (the "Target Bonus") shall be equal to 75% of the amount of the Maximum Bonus. In addition, the Executive shall be eligible to participate in any other bonus plan or program that may be established by the Committee and that covers the Executive (even if such plan or program does not provide for qualified performance-based bonuses within the meaning of Code Section 162(m)).

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                           (c)      Stock Options

                                    (i)      During the Term, the Executive
                  shall be eligible to be granted Options at such time(s) and in such amount(s) as may be determined by the Committee in its sole discretion; provided, that the Executive shall be granted such Options in accordance with the Company's customary past practice unless the Committee determines in its good faith discretion that the amount or timing of such Option grants shall be revised based upon the Executive's performance.

                                    (ii)     In addition to any Options granted
                  in accordance with subsection (i), as of July 1, 2003 the Executive shall be granted a non-qualified stock option (the "Retention Options") to purchase 222,222 shares of Common Stock, pursuant to the terms and conditions of the Stock Incentive Plan and a written Retention Stock Option Agreement to be entered into by and between the Company and Executive as of the date hereof in substantially the form attached hereto as Exhibit A. The Retention Options shall have an exercise price equal to the fair market value per share of Common Stock as of July 1, 2003 and shall have a term of 10 years. The Retention Options shall become exercisable in two cumulative installments as follows: (A) the first installment shall consist of 30% of the shares of Common Stock covered by the Retention Options and shall become vested and exercisable on July 1, 2007 and (B) the second installment shall consist of 70% of the shares of Common Stock covered by the Retention Options and shall become exercisable on July 1, 2008; provided, that, except as otherwise provided in Section 7 or in the Retention Stock Option Agreement, no portion of the Retention Options not then exercisable shall become exercisable following the Executive's termination of employment for any reason. In the event of the Executive's termination of employment for any reason other than for Cause, the Retention Options to the extent then exercisable shall remain exercisable until the earlier of (x) the date provided in the Retention Stock Option Agreement or (y) July 1, 2013. The Company and the Executive acknowledge and agree that the Retention Options shall not provide for the grant of any "Restoration Options" as defined in the Stock Incentive Plan.


                           (d)      Restricted Stock Units

                                    (i)      During the Term, the Executive
                  shall be eligible to be awarded Restricted Stock Units ("RSUs") and other equity compensation awards pursuant to the Stock Incentive Plan (or any other equity based compensation plan that may be adopted by the Company from time to time), at such time(s) and in such amount(s) as may be determined by the Committee in its sole discretion.

                                    (ii)     In addition to any RSUs awarded in
                  accordance with subsection (i), as of July 1, 2003 the Executive shall be awarded that number of RSUs that, as of July 1, 2003, have a projected aggregate value equal to $3,333,333 (assuming the market value per share of Common Stock is exactly $30 greater on July 1, 2008 than on July 1,
                  2003) (the "Retention RSUs"), pursuant to the terms and conditions of the Stock Incentive Plan and a written

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                  Retention RSU Agreement to be entered into by and between the
                  Company and Executive as of the date hereof in substantially the form attached hereto as Exhibit B. The Retention RSUs shall become vested with respect to 30% of the Retention RSUs on July 1, 2007 and with respect to 70% of RSUs on July 1, 2008; provided, that, except as otherwise provided in Section 7 or in the Retention RSU Agreement, no Retention RSUs not then vested shall become vested following the Executive's termination of employment.

                           (e) Benefits. The Executive shall be entitled to receive such benefits and to participate in such employee group benefit plans, including life, health and disability insurance policies, as are generally provided by the Company to its senior executives in accordance with the plans, practices and programs of the Company.

                           (f) Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the performance of the Executive's duties as an employee of the Company. Such reimbursement is subject to the submission to the Company by the Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time.

                           (g) Vacations. The Executive shall be entitled to paid vacation in accordance with the Company's vacation policy as in effect from time to time. However, in no event shall the Executive be entitled to less than four weeks vacation per Contract Year. The Executive shall also be entitled to paid holidays and personal days in accordance with the Company's practice with respect to same as in effect from time to time (but in no event shall the Executive be entitled to fewer than two personal days per Contract Year).

                           (h) Automobile. During the Term, the Company shall provide the Executive with a Company-leased automobile in accordance with the Company's applicable policies and procedures.

                           (i)      Retirement Eligibility. The Company
         acknowledges and agrees that, as of the Effective Date, the Executive shall have attained at least age 55 and been credited with at least 10 years of service under the applicable retirement plans of the Company (and its predecessor) and that the Executive shall be eligible for retirement ("Retirement") under such retirement plans upon any voluntary departure by the Executive from employment with the Company following the Effective Date and shall be treated as retired for purposes of all benefit and equity plans and programs (other than for purposes of the Retention Options and Retention RSUs (unless otherwise provided in the Retention Stock Option Agreement or Retention RSU Agreement)). This Agreement shall not impair any rights that the Executive may have with respect to the treatment of any Options or RSUs upon the Executive's Retirement under any Option or RSU agreement or other retirement arrangement entered into prior to the Effective Date.

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                  6.       Termination. The Executive's employment hereunder may
be terminated by the Company, on the one hand, or the Executive, on the other hand, as applicable, without any breach of this Agreement only under the following circumstances:

                           (a)      Terminations

                                    (i)      Death. The Executive's employment
                  hereunder shall terminate upon his death.


                                    (ii)     Disability. In the event of the
                  Executive's Disability, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 14th day after delivery of such notice, provided that within the 14 days after such delivery, the Executive shall not have returned to full-time performance of his duties.

                                    (iii)    Cause. The Board may, with the
                  approval of two-thirds of the Continuing Directors after a meeting (of which the Executive is provided with at least 10 days prior written notice of the intent of the meeting and the specifics of the grounds for Cause termination being alleged) at which the Executive has been given an opportunity to appear with counsel, terminate the Executive's employment hereunder for Cause; provided, however, that, notwithstanding the foregoing, if (A) the Board terminates the Executive's employment for Cause pursuant to Section 1(e)(iii) and (B) the Executive (i) is not indicted for, or otherwise charged by any court or other governmental or regulatory authority with, any felony or any other crime involving fraud, embezzlement, material misconduct or misappropriation having a material adverse impact on the Company (which felony or other crime was the reason for such termination) within 18 months following the date of his termination of employment, or (ii) is not convicted of, does not plea no contest to, and does not receive unadjudicated probation for, any felony (or any other crime involving fraud, embezzlement, material misconduct or misappropriation having a material adverse impact on the Company) (which felony or other crime was the reason for such termination), then the Executive's termination of employment will be deemed to be without Cause and the Executive shall retroactively be eligible for severance payments to the extent provided by Section 7(b).

                                    (iv)     Good Reason. The Executive may
                  terminate his employment for Good Reason (whether or not due to his Retirement).

                                    (v)      Without Cause. The Company may
                  terminate the Executive's employment hereunder without Cause. A notice by the Company of non-extension of the Term shall be treated as a termination without Cause as of the last day of the Term.

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                                    (vi)     Resignation without Good Reason.
                  The Executive may resign his employment without Good Reason (whether or not due to his Retirement) upon 180 days written notice to the Company.

                           (b) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive under this Section 6 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifying a Date of Termination which, except in the case of termination for Cause or Disability, shall be at least thirty days (or such longer period provided by Section 6(a)(vi)) following the date of such notice (a "Notice of Termination"); provided, the Company may pay out such notice period instead of employing the Executive.

                  7.       Severance Payments and Benefits

                           (a) Termination for any Reason. In the event the Executive's employment with the Company is terminated for any reason, the Company shall pay the Executive (or his beneficiary in the event of his death) any unpaid Annual Base Salary that has accrued as of the Date of Termination, any unreimbursed expenses due to the Executive and an amount for any accrued but unused vacation days and any earned but unpaid bonus for any fiscal year of the Company completed prior to the date of such termination. The Executive shall also be entitled to accrued, vested benefits under the Company's benefit plans and programs as provided therein. The Executive shall be entitled to the cash severance payments described below only as set forth herein and the provisions of this Section 7 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or arrangement maintained by the Company.

                           (b) Terminations without Cause or for Good Reason. Except as otherwise provided by Section 7(c) with respect to certain terminations of employment in connection with a Change in Control, if the Executive's employment shall terminate without Cause (pursuant to Section 6(a)(v)), or for Good Reason (pursuant to Section 6(a)(iv)), the Company shall (subject to the Executive's entering into a Separation and Release Agreement with the Company in substantially the form attached hereto as Exhibit C (the "Release")):

                                    (i)      Pay to the Executive an amount
                  equal to the product of (A) the sum of his then current (i) Annual Base Salary and (ii) Target Bonus for the year of termination, and (B) two; payable in equal monthly installments during the period beginning on the Date of Termination and ending on the second anniversary thereof; provided, however, that no amount shall be payable pursuant to this Section 7(b)(i) on or following the date the Executive first (i) violates any of the covenants set forth in Section 9(a) or 9(b), or (ii) materially violates any of the covenants set forth in Section 9(c), 9(e) or 9(f);

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                                    (ii)     Continue to provide the Executive
                  with all health and welfare benefits and perquisites which he was participating in or receiving as of the Date of Termination until the earlier of (A) the second anniversary of the Date of Termination or (B) the date the Executive first
                  (i) violates any of the covenants set forth in Section 9(a) or 9(b), or (ii) materially violates any of the covenants set forth in Section 9(c), 9(e) or 9(f). If such benefits cannot be provided under the Company's programs, such benefits and perquisites will be provided on an individual basis to the Executive such that his after-tax costs will be no greater than the costs for such benefits and perquisites under the Company's programs;

                                    (iii)    Notwithstanding any provision to
                  the contrary in any Option or RSU agreement, cause all (A) Retention RSUs and Retention Options not vested or exercisable as of the Date of Termination to remain or become vested and remain exercisable in accordance with the terms and conditions of the applicable Retention Option or Retention RSU agreement and (B) except as otherwise provided by Section 7(f) with respect to certain terminations of employment due to the Executive's Retirement, Options and RSUs (other than the Retention Options and the Retention RSUs) then held by the Executive to continue to become vested and exercisable in accordance with their terms as if the Executive had remained employed by the Company until the second anniversary of the Date of Termination (and all Options and RSUs (other than the Retention Options and the Retention RSUs) that do not become vested and exercisable on or prior to the second anniversary of the Date of Termination shall thereupon be forfeited);

                                    (iv)     Pay to the Executive a Pro-Rata
                  Bonus, as defined in Section 7(d), when bonuses are paid for the year of termination based on actual results and the relative portion of the fiscal year during which the Executive was employed.

                           (c) Certain Terminations in connection with a Change in Control. If the Executive's employment shall terminate without Cause (pursuant to Section 6(a)(v)) or for Good Reason (pursuant to Section 6(a)(iv)) within six months prior to a Change in Control or during the 12 month period immediately following such Change in Control, the Company shall (subject to the receipt of the Release):

                                    (i)      Pay to the Executive an amount
                  equal to the product of (A) the sum of his then current (i) Annual Base Salary and (ii) Target Bonus for the year of termination, and (B) two; payable in equal monthly installments during the period beginning on the Date of Termination and ending on the second anniversary thereafter; provided, however, that no amount shall be payable pursuant to this Section 7(c)(i) on or following the date the Executive first (i) violates any of the covenants set forth in Section 9(a) or 9(b), or (ii) materially violates any of the covenants set forth in Section 9(c), 9(e) or 9(f);

                                    (ii)     Continue to provide the Executive
                  with all health and welfare benefits and perquisites which he was participating in or receiving as of the Date of Termination until the earlier of (A) the second anniversary of the Date of Termination or (B) the date the Executive first (i) violates any of the covenants set forth in
                  Section 9(a) or 9(b), or (ii) materially violates any of the covenants set forth in Section 9(c), 9(e) or 9(f). If such benefits cannot be provided under the Company's programs, such benefits and perquisites will be provided on an individual basis to the Executive such that his after-tax costs will be no greater than the costs for such benefits and perquisites under the Company's programs;

                                    (iii)    Notwithstanding any provision to
                  the contrary in any Option or RSU agreement, cause all Options (including without limitation the Retention Options), RSUs (including without limitation the Retention RSUs) and other equity based compensation awards then held by the Executive to become fully vested and exercisable with respect to all shares subject thereto effective immediately prior to the Date of Termination and all Options shall remain exercisable for the remainder of the 10 year term;

                                    (iv)     Pay Executive a Pro-Rata Bonus, as
                  defined in Section 7(d), within 10 days following the date of such termination.

                           (d) Termination by Reason of Disability or Death. If the Executive's employment shall terminate by reason of his Disability (pursuant to Section 6(a)(ii)) or death (pursuant to Section 6(a)(i)), then (i) the Company shall pay to the Executive (or Executive's estate) a pro-rated amount of the Executive's Target Bonus for the Contract Year in which the Date of Termination occurs (the "Pro-Rata Bonus"); (ii) all Retention Options and Retention RSUs not vested or exercisable as of the Date of Termination shall thereupon be forfeited; provided, that in the alternative the Committee may, in its sole discretion, cause all or any portion of any Retention Options or Retention RSUs then held by the Executive to become vested and exercisable effective as of the Date of Termination; and (iii) all Options and RSUs (other than Retention Options and the Retention RSUs) then held by the Executive shall be or become vested and shall remain exercisable in accordance with the terms of the applicable Option or RSU agreement.

                           (e) Termination for Cause or without Good Reason. If the Executive's employment shall terminate by reason of his voluntary resignation without Good Reason (pursuant to Section 6(a)(vi)) or by the Company for Cause (pursuant to Section 6(a)(iii)), then (i) notwithstanding any provision to the contrary in any Option or RSU agreement, all Retention RSUs and Retention Options not vested or exercisable as of the Date of Termination shall thereupon be forfeited and (ii) except as otherwise provided by Section 7(f) with respect to certain terminations of employment due to the Executive's Retirement, all Options and RSUs (other than the Retention Options and the Retention RSUs) or other equity based compensation awards not vested or exercisable as of the Date of Termination shall thereupon be forfeited and, except as set forth in Section 7(a), the Company shall have no further obligations to the Executive.

                           (f) Retirement. Notwithstanding any provision of this Agreement to the contrary, if the Executive's employment shall be terminated due to his Retirement (whether such termination is with or without Good Reason), then (i) notwithstanding any provision to the contrary in any Option or RSU agreement(s), all Retention RSUs and Retention Options not vested or exercisable as of the Date of Termination shall thereupon be forfeited; (ii) all Options (other than the Retention Options) then held by the Executive will vest and expire in accordance with the terms set forth in the applicable Option agreement; and (iii) all RSUs (other than the Retention RSUs) then held by the Executive shall vest (and shares underlying such RSUs shall be distributed to the Executive) in accordance with the terms set forth in the applicable RSU agreement.

                           (g) Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

                           (h) No Mitigation. The Executive shall have no obligation to mitigate any payments due hereunder. Any amounts earned by the Executive from other employment shall not offset amounts due hereunder, except as provided in this Section 7.

                  8.       Parachute Payments.


                           (a)      If it is determined by a nationally
         recognized United States public accounting firm selected by the Company and approved in writing by the Executive (which approval shall not be unreasonably withheld) (the "Auditors") that any payment or benefit made or provided to the Executive in connection with this Agreement or otherwise (including without limitation any Option or RSU vesting) (collectively, a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (the "Parachute Tax"), then the Company shall pay to the Executive, prior to the time the Parachute Tax is payable with respect to such Payment, an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment. The amount of any Gross-Up Payment shall be determined by the Auditors, subject to adjustment, as necessary, as a result of any Internal Revenue Service position. For purposes of making the calculations required by this Agreement, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Auditors' determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

                           (b) The federal tax returns filed by the Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Auditors with respect to the Parachute Tax payable by the Executive. The Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment. If, after the Company's payment to the Executive of the Gross-Up Payment, the Auditors determine in good faith that the amount of the Gross-Up Payment should be reduced or increased, or such determination is made by the

         Internal Revenue Service, then within ten business days of such determination, the Executive shall pay to the Company the amount of any such reduction, or the Company shall pay to the Executive the amount of any such increase; provided, however, that in no event shall the Executive have any such refund obligation if it is determined by the Company that to do so would be a violation of the Sarbanes-Oxley Act of 2002, as it may be amended from time to time; and provided, further, that if the Executive has prior thereto paid such amounts to the Internal Revenue Service, such refund shall be due only to the extent that a refund of such amount is received by the Executive; and provided, further, that (i) the fees and expenses of the Auditors (and any other legal and accounting fees) incurred for services rendered in connection with the Auditor's determination of the Parachute Tax or any challenge by the Internal Revenue Service or other taxing authority relating to such determination shall be paid by the Company and (ii) the Company shall indemnify and hold the Executive harmless on an after-tax basis for any interest and penalties imposed upon the Executive to the extent that such interest and penalties are related to the Auditor's determination of the Parachute Tax or the Gross-Up Payment. Notwithstanding anything to the contrary herein, the Executive's rights under this Section 8 shall survive the termination of his employment for any reason and the termination or expiration of this Agreement for any reason.

                  9.       Certain Restrictive Covenants

                           (a) The Executive shall not, at any time during the Term or during the 24-month period following the Date of Termination (the "Restricted Period") directly or indirectly engage in, have any equity interest in, or manage or operate any (i) Competitive Business, (ii) new luxury accessories business that competes directly with the existing or planned product lines of the Company or (iii) business with respect to which Reed Krakoff is a designer or marketer (or with respect to which Reed Krakoff otherwise performs similar duties to those he performs for the Company); provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business; and, provided, further, that this Section 9(a) shall not apply in the event that, prior to July 1, 2007 (A) the Executive's employment is terminated by reason of his voluntary resignation without Good Reason (pursuant to Section 6(a)(vi)), (B) the Executive's employment is terminated by the Company without Cause (pursuant to Section 6(a)(v)) or (C) the Executive's employment is terminated by the Executive for Good Reason (pursuant to Section 6(a)(iv)) and, in connection with such termination, the Executive agrees in writing to waive his right to receive all payments and benefits that he would otherwise be entitled to receive pursuant to Section 7(b) or 7(c), as applicable.

                           (b) During the Restricted Period, the Executive will not, directly or indirectly recruit or otherwise solicit or induce any employee, director, consultant, wholesale customer, vendor, supplier, lessor or lessee of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company, or establish any relationship with the Executive or any of his Affiliates for any business purpose.

                           (c) Except as required in the good faith opinion of the Executive in connection with the performance of the Executive's duties hereunder or as specifically set forth in this Section 9(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Upon termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company's customers, business plans, designs, marketing or other business strategies, products or processes, provided that the Executive may retain his rolodex, address book and similar information and any non-proprietary documents he received as a director.

                           (d) Notwithstanding Section 9(c), the Executive may respond to a lawful and valid subpoena or other legal process or other government or regulatory inquiry but shall give the Company prompt notice thereof (except to the extent legally prohibited), and shall, as much in advance of the return date as is reasonably practicable, make available to the Company and its counsel copies of any documents sought which are in the Executive's possession or to which the Executive otherwise has reasonable access. In addition, the Executive shall reasonably cooperate with and assist the Company and its counsel at any time and in any manner reasonably requested by the Company or its counsel (with due regard for the Executive's other commitments if he is not employed by the Company) in connection with any litigation or other legal process affecting the Company of which the Executive has knowledge as a result of his employment with the Company (other than any litigation with respect to this Agreement). In the event of such requested cooperation, the Company shall reimburse the Executive's reasonable out of pocket expenses.

                           (e) The Executive shall not disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, or employees, either orally or in writing, at any time. The Company (including without limitation its directors) shall not disparage the Executive, either orally or in writing, at any time. Notwithstanding the foregoing, nothing in this
         Section 9(e) shall limit the ability of the Company or the Executive, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.

                           (f) The Executive agrees that all strategies, methods, processes, techniques, marketing plans, merchandising schemes, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications and other material or work product ("Intellectual Property") that the Executive creates, develops or assembles in connection with his employment hereunder shall become the permanent and exclusive property of the Company to be used in any manner it sees fit, in its sole discretion. The Executive shall not communicate to the Company any ideas, concepts, or other intellectual property of any kind (other than in his capacity as an officer of the Company) which (i) were earlier communicated to the Executive in confidence by any third party as proprietary information, or (ii) the Executive knows or has reason to know is the proprietary information of any third party. Further, the Executive shall adhere to and comply with the Company's Global Business Integrity Program Guide. All Intellectual Property created or assembled in connection with the Executive's employment hereunder shall be the permanent and exclusive property of the Company. The Company and the Executive mutually agree that all Intellectual Property and work product created in connection with this agreement, which is subject to copyright, shall be deemed to be "work made for hire," and that all rights to copyrights shall be vested in the Company. If for any reason the Company cannot be deemed to have commissioned "work made for hire," and its rights to copyright are thereby in doubt, then the Executive agrees not to claim to be the proprietor of the work prepared for the Company, and to irrevocably assign to the Company, at the Company's expense, all rights in the copyright of the work prepared for the Company.

                           (g)      As used in this Section 9, the term
         "Company" shall include the Company and any of its Affiliates or direct or indirect subsidiaries.

                           (h) The Company and the Executive expressly acknowledge and agree that the agreements and covenants contained in this Section 9 are reasonable. In the event, however, that any agreement or covenant contained in this Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

                  10. Specific Performance. It is recognized and acknowledged by the Executive that a breach of the covenants contained in
Section 9 will cause irreparable damage to the Company and its goodwill (or to the Executive, as the case may be), the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the parties agree that in the event a party breaches any covenant contained in Section 9, in addition to any other remedy which may be available at law or in equity (or pursuant to Section 11 of this Agreement or under any other agreement between the Company and the Executive), the other party will be entitled to specific performance and injunctive relief.

                  11.      Claw-Backs

                           (a) In the event that the Executive violates any of the covenants set forth in Section 9(a) or 9(b) or materially violates any of the covenants set forth in Section 9(c), 9(e) or 9(f), the Executive shall, in addition to any other remedy which may be available (i) at law or in equity, (ii) pursuant to Section 10 or (iii) pursuant to any applicable Option or RSU agreement, be required to pay to the Company an amount equal to all Financial Gain that the Executive has received during the 24-month period immediately preceding (or at any time after) the date that the Executive first breaches such covenant. In addition, all Retention Options that have not been exercised prior to the date that the Executive violates any of the covenants set forth in Section 9(a) or 9(b), or materially violates any of the covenants set forth in Section 9(c), 9(e), or 9(f) and all Retention RSUs that have not become vested prior to the date of such breach shall thereupon be forfeited.

                           (b) If at any time during the Term the Executive willfully commits any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof) having a material adverse impact on the Company, then (in addition to any remedy which may be available under any applicable Option or RSU agreement) the Executive shall be required to pay to the Company an amount equal to all Financial Gain that the Executive has received at any time following the date of such act. The Executive shall not be required to make any payments of Financial Gain pursuant to this Section 11(b) to the extent the Executive makes payments of such Financial Gain in connection with the same act pursuant to Section 11(a).

                  12. Purchases and Sales of the Company's Securities. The Executive agrees to use his reasonable best efforts to comply in all respects with the Company's applicable written policies regarding the purchase and sale of the Company's securities by employees, as such written policies may be amended from time to time and disclosed to the Executive. In particular, and without limitation, the Executive agrees that he shall not purchase or sell Company securities (a) at any time that he possesses material non-public information about the Company or any of its businesses; and (b) while an employee during any "trading blackout period" as may be determined by the Company and set forth in the Company's applicable written policies from time to time.

                  13. Indemnification. The Executive shall be entitled to indemnification set forth in the Company's Charter to the maximum extent allowed under the laws of the State of Maryland, and he shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise or benefit plan as a director, officer, employee or fiduciary at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). Notwithstanding anything to the contrary herein, the Executive's rights under this

Section 13 shall survive the termination of his employment for any reason and the expiration of this Agreement for any reason.

                  14. Delegation and Assignment. The Executive shall not delegate his employment obligations under this Agreement to any other person. The Company may not assign any of its obligations hereunder other than to any entity that acquires (by purchase, merger or otherwise) all or substantially all of the Voting Stock or assets of the Company. In the event of the Executive's death while he is receiving severance hereunder the remainder shall be paid to his estate.

                  15. Notices. Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when
(a) delivered in person by hand; or (b) three days after being sent via U.S. certified mail, return receipt requested; or (c) the day after being sent via by overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

                  If to the Company:       Coach, Inc.
                                           516 West 34th Street
                                           New York, New York 10001
                                           Atn: General Counsel

                  with a copy to:          Latham & Watkins LLP
                                           885 Third Avenue, Suite 1000
                                           New York, NY 10022
                                           Attn: Jed W. Brickner

                  If to the Executive:     to him at the most recent address in
                                           the Company's records.

Either party may change the address to which notices, requests, demands and other communications to such party shall be delivered personally or mailed by giving written notice to the other party in the manner described above.

                  16. Legal Fees. The Company shall pay the Executive's reasonable attorneys' fees and disbursements incurred by him in connection with the negotiation of this Agreement.

                  17. Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

                  18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter described in this Agreement and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties with respect to such subject matter; provided, however, that any written agreements between the Executive and the Company concerning Options, RSUs or any other equity compensation awards shall remain in full force and effect in accordance with their terms. This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by both of the parties hereto; provided, however, that the waiver by either party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

                  19. Severability. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement.

                  20. Dispute Resolution and Arbitration. In the event that any dispute arises between the Company and the Executive regarding or relating to this Agreement and/or any aspect of the Executive's employment relationship with the Company, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association ("AAA"), before a single arbitrator in New York, New York. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the exclusive jurisdiction in the state and Federal courts of or in the State of New York for purposes of seeking such injunctive or equitable relief as set forth above. Any and all out-of-pocket costs and expenses incurred by the parties in connection with such arbitration (including attorneys' fees) shall be allocated by the arbitrator in substantial conformance with his or her decision on the merits of the arbitration.

                  21. Choice of Law. The Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the parties hereto, shall be governed by the laws of the State of New York without giving effect to its rules governing conflicts of laws.

                  22. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

                  23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  24. Force Majeure. Neither Company nor the Executive shall be liable for any delay or failure in performance of any part of this Agreement to the extent that such delay or failure is caused by an event beyond its reasonable control including, but not be limited to, fire, flood, explosion, war, strike, embargo, government requirement, acts of civil or military authority, and acts of God not resulting from the negligence of the claiming party.

                  25. Right of Offset. The Company may offset any payment to be made to the Executive pursuant to this Agreement by any amount that the Executive owes to the Company (including without limitation any amount that the Executive may be required to pay to the Company pursuant to Section 11) as of the time such payment would otherwise be made. This right of offset shall be cumulative (but not duplicative) with any similar obligation with respect to which the Executive may be subject under any other agreement with the Company. Notwithstanding the foregoing, no amount of (a) Annual Base Salary or Bonus deferred by the Executive on or following the Effective Date pursuant to any deferred compensation plan or arrangement maintained by the Company, or (b) compensation deferred by the Executive prior to the Effective Date pursuant to any deferred compensation plan or arrangement maintained by the Company shall be subject to the Company's right of offset described in this Section 25.

                  26. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

                            [signature page follows]

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                           COMPANY

                           By: _________________________________________________

                           Its: ________________________________________________

                           EXECUTIVE

                           _____________________________________________________
                           Lew Frankfort